Exhibit (e)(1)(i)

AMENDMENT 8

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of May 15, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated November 2, 2022, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Investment Managers Series Trust II

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Distributors, Inc.		Investment Managers Series Trust II

By:		By:
Name:	Stephen Kyllo	Name:	Joshua Gohr
Title:	SVP & Director	Title:	Vice President

Schedule A to this Amendment Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A shall be deleted in its entirety and replaced with the following new APPENDIX A:

APPENDIX A
LIST OF FUNDS

Alternative Access First Priority CLO Bond ETF

AXS Astoria Inflation Sensitive ETF

AXS Change Finance ESG ETF

AXS Esoterica NextG Economy ETF

AXS Green Alpha ETF

AXS Knowledge Leaders ETF

AXS Real Estate Income ETF

Tradr 1.25X NVDA Bear Daily ETF1

Tradr 2X Long Innovation ETF

Tradr Short Innovation Daily ETF2

Tradr TSLA Bear Daily ETF3

[1]	On or about July 15, 2024, the Fund will change its name to: Tradr 1.5X Short NVDA Daily ETF.
[2]	On or about July 15, 2024, the Fund will change its name to: Tradr 2X Short Innovation Daily ETF.
[3]	On or about July 15, 2024, the Fund will change its name to: Tradr 2X Short TSLA Daily ETF.

Schedule B to this Amendment General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.